090291

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20130380919-36
[signature]	Filing Date and Time 06/06/2013 4:47 PM
Ross Miller Secretary of State State of Nevada	Entity Number E0345912006-5

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

ADM Endeavors, Inc. Entity No. E0345912006-5

2. The articles have been amended as follows: (provide article numbers, if available)

WHEREAS, the Board of Directors believes and by Majority Shareholder consent, it is in the Company's best interests to memorialize the company's Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of ADM Endeavors, Inc. which shall be submitted to the Transfer Agent and the Nevada Secretary of State.
RESOLVED, that the Company hereby approves and adopts, with such changes as the appropriate officers and directors of the Company shall deem necessary, to memorialize the company's Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of ADM Endeavors, Inc. The company's Transfer Agent and the Nevada Secretary of State shall be immediately notified through a Certificate of Amendment.
BE IT FURTHER RESOLVED, that any of the officers of the Company are authorized, empowered and directed, in the name and on behalf of the Company, to execute and deliver all such documents, . .

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 65,000,000 (Unanimous)

4. Effective date and time of filing: (optional) Date: 6/6/13 Time: 11:00 am
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK OF

ADM Endeavors, Inc.

ADM Endeavors, Inc., (the "COMPANY"), a corporation organized and existing under the laws of the State of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation, as amended, of the Company, and pursuant to the Laws of the State of Nevada, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, 0.001par value per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of a new Series of Preferred Shares that shall be designated as Series A. Convertible Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue 80,000,000 shares of Series A Convertible Preferred Stock (the "PREFERRED Shares"), 0.001 par value per share, which shall have the following Powers, Designations, Preferences and Rights:

The number of shares constituting the Series A of Preferred Shares shall be Eighty Million (80,000,000) shares of $.001 par value. Each issued and outstanding Preferred Series A Share shall be entitled to the number of votes equal to the rate of 100 (One Hundred) common share votes per share of Preferred Series A Stock, at each meeting of shareholders of the Company with respect to any and all matters presented to the shareholders of the Company for their action or consideration, including the election of directors. Except as provided by law, holders of Preferred Series A Shares shall vote together with the holders of Common Shares as a single class. The Company shall not amend, alter or repeal the Preferred Shares, special rights or other powers of the Preferred Shares so as to affect adversely the Preferred Shares, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding aggregate number of shares of such adversely affected Preferred Shares, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. Each Preferred Share may be converted into ten (10) shares of common stock of the Company ("Common Share") after a holding period of 1 year at the option of the holder. No fractional shares of common stock shall be issued upon conversion of the Preferred Shares.

(1) PARTICIPATING DIVIDENDS. In the event any dividend or other distribution payable in cash or other property is declared on the Common Stock (defined below), each Holder on the record date for such dividend or distribution shall be entitled to receive per Preferred Share on the date of payment or distribution of such dividend or other distribution the amount of cash or property ("PARTICIPATING DIVIDENDS") equal to the cash or property which would be received by the Holders of the number of shares of Common Stock into which such Preferred Share would be converted pursuant to Section 2 hereof immediately prior to such record date; PROVIDED, HOWEVER, that in lieu of paying such dividends in cash or property, each Holder may, at its sole discretion, at the time of conversion of any or all Preferred Shares held by such Holder, receive such dividends by increasing the Transaction Value of each Preferred Share by the amount of Participating Dividends which have accrued on such Preferred Share but have not been paid by the Company.

(a) GENERAL PAYMENT PROVISIONS. All payments made by the Company with respect to any Preferred Share shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice to the Company in accordance with the provisions of this Certificate of Designations. Whenever any amount expressed to be due by the terms of this Certificate of Designations is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day.

(2) CONVERSION OF PREFERRED SHARES. Preferred Shares shall be convertible into shares of the Company's common stock, par value .001 per share (the "COMMON STOCK"), on the terms and conditions set forth:

(a) 12 months after issuance of these shares, Preferred Shareholder will be eligible to convert shares into Common Stock as follows:

(I) Ten Shares of Common Stock for each Preferred Share Converted

(b) MECHANICS OF CONVERSION. The conversion of Preferred Shares shall be conducted in the following manner:

(I) HOLDER'S DELIVERY REQUIREMENTS. To convert Preferred Shares into shares of Common Stock on any date (the "CONVERSION DATE"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Pacific Standard Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as EXHIBIT I (the "CONVERSION NOTICE") to the Company's designated transfer agent (the "TRANSFER AGENT") with a copy thereof to the Company and (B) surrender to a common carrier for delivery to the Transfer Agent as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATES").

(II) COMPANY'S RESPONSE. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. Upon receipt by the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, the Transfer Agent shall, on the next business day following the date of receipt (or the second business day following the date of receipt if received after 11:00 a.m. local time of the Transfer Agent), (A) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or (B) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Transfer Agent shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

(III) RECORD HOLDER. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(c) CERTAIN DEFINITIONS. For purposes of this Section 2, the following terms have the respective meanings set forth below:

(I) "APPROVED STOCK PLAN" shall mean any employee benefit plan which has been approved by the Board of Directors of the Company and meets the qualifications and requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended, pursuant to which the Company's securities may be issued to any employee, officer, director, consultant or other service provider for services provided to the Company.

(II) "OPTIONS" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(III) "CONVERTIBLE SECURITIES" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

(3) VOTING RIGHTS. Each issued and outstanding Preferred Series A Share shall be entitled to the number of votes equal to the rate of 100 (One Hundred) common share votes per share of Preferred Series A Stock, at each meeting of shareholders of the Company with respect to any and all matters presented to the shareholders of the Company for their action or consideration, including the election of directors. Except as provided by law, holders of Preferred Series A Shares shall vote together with the holders of Common Shares as a single class.

(4) LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "LIQUIDATION FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company.

(5) PREFERRED RANK. All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares.

(6) PARTICIPATION. Subject to the rights of the Holders, if any, of the Pari Passu Shares, the Holders of the Preferred Shares shall, as Holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(7) SPECIFIC SHALL NOT LIMIT GENERAL; CONSTRUCTION. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

(8) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a Holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Ardell D. Mees, President/Treasurer/Director, as of the 5th day of June, 2013.

ADM Endeavors, Inc.

Ardell D. Mees

Ardell D. Mees, President/Treasurer/Director

EXHIBIT I

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights (the "CERTIFICATE OF DESIGNATIONS") of ADM Endeavors, Inc. (the "COMPANY"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of CLASS A Preferred Stock, 0.001 par value per share (the "PREFERRED SHARES"), of the Company indicated below into shares of Common Stock, par value $ 0.001 per share (the "COMMON STOCK"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number: ---------------------------

Authorization: ---------------------------

By: ---------------------------
Title: ---------------------------

Dated:---------------------------

Account Number:
(if electronic book entry transfer):

Transaction Code Number
(if electronic book entry transfer):
